Exhibit 10.40

January 10, 2005

Antonius Martinus Gustave Bunt, MD, Ph.D., MBA

14 Terrill Drive

Califon, NJ 07830

Dear Ton:

This letter will confirm our offer to you of employment with Oscient Pharmaceuticals Corporation (the “Company”), under the terms and conditions that follow:

Position and Duties. Effective January 1, 2005 (the “Start Date”), you will be employed by the Company, on a full-time basis as its Senior Vice President, Clinical Development and Medical Affairs. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time consistent with your position. You also agree that, while employed by the Company, you will devote substantially all of your-business time and your reasonable best efforts, skill and knowledge exclusively to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of your duties and responsibilities for them. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which conflicts with this Agreement.

1. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its subsidiaries, the Company will provide you the following pay and benefits:

a.	Base Salary. The Company will pay you a base salary at the rate of Two Hundred and Seventy-Five Thousand Dollars ($275,000) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion (such base salary as in effect from time to time, the “Base Salary”). Your first full year merit review will occur on or before March 31, 2006, and you will receive merit reviews at least annually thereafter.

b.	Signing Bonus. You will receive a one time signing bonus in the amount of Fifty Thousand Dollars ($50,000), payable within 10 days of the Start Date. It is understood and agreed that you may apply all or a portion of the amount of the signing bonus to the relocation budget.

c.	Annual Bonus Compensation. During employment, you will be considered annually for a bonus of up to forty percent (40%) of your Base Salary. Bonus awards will be determined by the Compensation Committee, based on your performance and that of the Company against goals established annually by the Compensation Committee after consultation with you. Subject to Compensation Committee approval, up to half of any annual bonus may be paid in the form of an equity award on terms to be determined by the Compensation Committee.

d.	Option Grants. In connection with the commencement of your employment, you will be granted an option to purchase 250,000 shares of the Company’s common stock, which will vest during your continued employment with the Company in equal annual installments over a four (4) year period, on the anniversary of the Start Date. The exercise price per share for this option grant will be the fair market value per share of the Company’s common stock as of the Start Date. The terms of these options are governed by the Company’s 2001 Incentive Plan and the stock option agreements between the Company and you. Annually, based on company and team/individual performance and subject to approval by the Compensation Committee, you also will be eligible to receive additional option grants priced at the Fair Market Value on the date of grant, which, if awarded, will vest quarterly over a three-year period.

e.	Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect on the same basis as other senior executive employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and applicable Company policies.

f.	Vacations and other Benefits. You will be subject to the Company’s standard vacation policy, which initially provides for three (3) weeks of vacation per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Additionally, the Company will, at its expense, provide you with a supplemental life insurance policy for the purpose of increasing your term life coverage level to three times your Base Salary.

g.	Relocation Expense Reimbursement. The Company shall reimburse you, upon proper accounting, for reasonable and customary expenses up to One Hundred Thousand Dollars ($100,000) incurred by you in the course of relocating to the Boston, Massachusetts area. The Company will provide relocation services through its preferred provider, Relocation Outsource Inc. (ROI) whose services will be available to you for all phases of your relocation. A list of covered expenses was included in the relocation agreement attached to your offer letter. Relocation expenses that are outside of these categories must be approved in advance by the Company, which approval shall not be unreasonably withheld or delayed. Your rights to seek reimbursement pursuant to this Paragraph 2(g) shall expire on the date twelve (12) months following the Start Date; provided, that you shall have rights to reimbursement in accordance with this Paragraph for any expenses incurred prior to such date so long as you submit a reasonably detailed reimbursement request within thirty days following such date. In addition, the Company shall pay you any additional amount necessary to compensate you for any federal, state and local taxes you may incur by reason of such reimbursement payments (the “Gross Up Payment”) and any additional amount necessary to compensate you for any such taxes incurred by you by reason of the Gross Up Payment.

2.

Confidential Information and Restricted Activities. You acknowledge that, in consideration for your employment with the Company, you have agreed to and executed a joinder to Oscient Pharmaceuticals’ Intellectual Property Policy, including Appendix I thereof (“Invention, Assignment, Non-Disclosure and Covenant Not To Compete”), which imposes certain non-competition, non-solicitation and non-disclosure restrictions on you (such joinder being referred to herein as the “Intellectual Property and Non-Compete Agreement”).

3. Commitment re: Offerings. You acknowledge and agree that, in consideration for your employment with the Company, at the request of the Company you will enter into an agreement with the Company’s lead underwriter or placement agent for a Securities Transaction not to sell or otherwise transfer or dispose of any Company securities for a period of up to one hundred eighty (180) days, such agreement to be in the form customary for such lead underwriter or placement agent and the same as entered into by the other senior executive employees of the Company. For the purposes of this Agreement, “Securities Transaction” shall mean an offering of the Company’s securities conducted by an underwriter or placement agent.

4. Termination of Employment; Severance. Your employment under this Agreement shall continue until one party delivers to the other party a written notice of termination setting forth the reason, if any, for the termination. If you terminate your employment without Good Reason (as defined below), you will give the Company two month’s written notice.

a.	In the event of termination of your employment by the Company other than for Cause (as defined below) or your termination of employment for Good Reason (as defined below), the Company will: (i) continue to pay you your Base Salary and provide you with the benefits set forth in Paragraph 2(e) hereof for the lesser of (x) a period of nine (9) months from the date of termination or (y) such period of time that it takes you to find comparable employment; (ii) pay you on the date of termination any Base Salary earned but not paid through the date of termination and within thirty (30) days after the date of termination any reimbursement business expenses incurred by you through the date of termination; and (iii) pay you any bonus to which you are entitled in accordance with Paragraph 2(c) above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally. All severance payments will be payable in accordance with the normal payroll practices of the Company.

b.	In the event of termination of your employment by the Company for Cause or termination by you other than for Good Reason, the Company will have no further obligations to you other than paying you any Base Salary earned but not paid through the date of termination-and any reimbursable business expenses incurred by you through the date of termination, paying or making available to you your employee benefits earned or accrued but not paid through the date of termination (including any pension, profit sharing and/or 401 (k) plan account balances) and complying with the Company’s obligations under applicable law (including COBRA).

c.	If within two years of a Change of Control (as defined in Exhibit A hereto) of the Company, (i) you are terminated other than for Cause, or (ii) you terminate your employment with the surviving company due to the fact that (a) the surviving company takes any action that results in a material diminution in your position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control or (b) the surviving company takes any action that would require you to have your principal place of work changed to any location outside a thirty-five mile radius of the City of Boston, then, in the case of either (i) or (ii), the Company will continue to pay your Base Salary (as in effect at the time of your termination) and provide you with the benefits set forth in Paragraph 2(e) above for a period of twelve (12) months from the date of termination. The Company will also pay you on the date of termination any Base Salary earned but not paid through the date of termination and within thirty (30) days after the date of termination any reimbursable business expenses incurred by you through the date of termination. All severance payments will be payable in accordance with the normal payroll practices of the Company. If you are eligible for severance payments under this Paragraph 4(c) upon termination, then the provisions of Paragraph 4(a) above shall not apply to such termination. In addition, your remaining unvested options and non-exercisable restricted shares will immediately fully vest and all your options shall remain exercisable for a period equal to the lesser of two years from the termination date or until the final exercise date of the options as determined in the applicable stock option agreement between yourself and the Company.

d.	For purposes of this Agreement, “Cause” shall mean: (i) your material failure to perform (other than by reason of disability), or material negligence in the performance of, your duties and responsibilities to the Company or any of its subsidiaries, which is not cured within thirty (30) days after your receipt of written notice from the Company specifying in reasonable detail the purported facts and nature of such failure; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its subsidiaries, which is not cured within thirty (30) days after your receipt of written notice from the Company specifying in reasonable detail the purported facts and nature of such failure; (iii) the commission of a felony or other crime involving an act of moral turpitude; or (iv) a material intentional act of dishonesty or breach of trust on your part resulting or intended to result, directly or indirectly, in a personal gain or enrichment at the expense of the Company.

e.	For purposes of this Agreement, “Good Reason” shall mean: (i) any action by the Company that results in a material diminution in your position, authority or duties with the Company, excluding any-insubstantial or inadvertent action not taken in bad faith and which is promptly remedied by the Company; (ii) material failure of the Company to provide you compensation and benefits in accordance with the terms of Paragraph 2, above, for more than ten business days after notice from you specifying in reasonable detail the nature of the failure or (iii) a Change of Control.

f.	This Agreement shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable, in the reasonable judgment of the Board, based upon a medical examination of you by an independent medical doctor mutually agreed upon by the parties, to continue to perform substantially all of your duties and responsibilities under this Agreement, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Paragraph I (e) above, to the extent permitted by plan terms, for up to twenty-six (26) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. The obligations of the Company to make payments to you due to disability pursuant to this Paragraph 4(f) shall be reduced by the amount of any payments you receive pursuant to the Company’s disability insurance policy. If you are, in the reasonable judgment of the Board, based upon a medical examination of you by an independent medical doctor mutually agreed upon by the parties, unable to return to work after twenty-six (26) weeks of disability, the Company may terminate your employment, upon notice to you.

5. Miscellaneous. This Agreement, together with the Employment Offer Letter and the Relocation Assistance Agreement between you and the Company, sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, that, you and the Company acknowledge and agree that the Intellectual Property and Non-Competition Agreement shall remain in full force and effect unless your employment is terminated by the Company without Cause or you terminate your employment for Good Reason in which events Section 7 (b), 7 (c) of the Intellectual Property and Non-Competition Agreement shall automatically terminate. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. All payments made hereunder shall be net of any tax or other amount required to be withheld by the Company by law. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its subsidiaries or to any Person that acquires substantially all the assets of the Company, by means of a merger or otherwise. Your obligations to the Company under the Intellectual Property and Non-Competition Agreement shall survive the termination of this Agreement, except as provided above.

6. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than January 10, 2005. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerrely yours,

/s/ Joseph A. Pane Joseph A. Pane Vice President Human Resources	/s/ Antonius Martinus Gustave Bunt Antonius Martinus Gustave Bunt, MD

Date: 1/10/05

Definition of Change of Control

A “Change of Control” shall be deemed to have occurred if and when: (i) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; PROVIDED, HOWEVER, for purposes of this clause (i) that (A) if such an agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (B) if immediately after such effective date the voting shareholders of such other corporation or entity shall be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a “Change of Control;” (ii) any “person” (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company that represent 35% or more of the votes that could then be cast in an election for members of the Company’s Board; or (iii) during any period of 24 consecutive months, commencing after the effective date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company’s Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (A) the directors then in office who were directors at the beginning of the 24-month period, or (B) the directors specified in clause (A) plus directors whose election has been so approved by directors specified in clause (A).